EXHIBIT 5

KILPATRICK STOCKTON LLP	Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

June 2, 2004

Miller Industries, Inc.
8503 Hilltop Drive
Ooltewah, Tennessee  37363

Re:      Form S-3 Registration Statement

Gentlemen:

At your request, we have examined the Registration Statement to be filed by Miller Industries, Inc., a Tennessee corporation (the “Company”), with the Securities and Exchange Commission on June 2, 2004 with respect to the registration under the Securities Act of 1933, as amended, of 480,000 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), for resale to the public by the selling shareholders named in the Registration Statement (the “Selling Shareholders”).

As your counsel, and in connection with the preparation of the Registration Statement, we have examined the originals or copies of such documents, corporate records, certificates of public officials, officers of the Company and other instruments relating to the authorization and issuance of the Common Stock as we deemed relevant or necessary for the opinions herein expressed.  On the basis of the foregoing, it is our opinion that the shares of Common Stock to be sold by the Selling Shareholders as described in the Registration Statement are validly issued, fully-paid and nonassessable.  This opinion is limited to the Tennessee Business Corporation Act and reported judicial decisions thereunder, and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

KILPATRICK STOCKTON LLP /s/ David A. Stockton David A. Stockton a Partner